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Nationwide Financial Services, Inc.

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TO: Executives and Associates with holdings in the NFS, Inc. Stock Index

FROM: Bob Puccio, SVP, Associate Services

As you are aware, on August 6, 2008, we announced that Nationwide Financial Services, Inc. (“NFS”) and Nationwide Mutual Insurance Company (“Nationwide”) entered into a definitive agreement for Nationwide to acquire all of the outstanding publicly held Class A common stock of NFS for $52.25 per share in cash. This transaction will have a direct impact on your units in the NFS, Inc. Stock Index (the “Index”), and we are writing to provide you with information about how your units will be treated.

The terms of the agreement provide that upon closing, an amount in cash equal to $52.25 multiplied by the number of your outstanding units in the Index will be credited to your account established for you under the Nationwide Officer Deferred Compensation Plan or the Nationwide Associate Deferred Compensation Plan, as applicable. This amount will be automatically invested in the Guaranteed Fund until you direct it to be invested in another option available under the applicable plan. You should review your investment choices as soon as possible and make any appropriate changes to ensure your account is invested as you desire. However, you will not be permitted to make any changes to your current distributions elections.

Subject to our regular trading windows and the Nationwide Insider Trading Policy, you may reallocate your units to a different investment option under the plan prior to the closing of the transaction, if you wish. However, according to the policy, you may not reallocate units into or out of the Index while in possession of material non-public information.

You can expect to receive additional updates about the timing and mechanics of the process prior to the closing. In the meantime, if you have any questions, please direct them to Elizabeth Owens, Corporate Compensation, at 614-249-3544. For questions regarding how this transaction may impact you from a tax perspective, we encourage you to contact your personal tax advisor.

Sincerely,

Robert Puccio

SVP, Associate Services

ADDITIONAL INFORMATION

In connection with the proposed transaction, NFS will file a proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett - Vice President, Investor Relations, Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.

August     , 2008

Dear [Director]:

As you are aware, on August 6, 2008, we announced that Nationwide Financial Services, Inc. (“NFS”) and Nationwide Mutual Insurance Company (“Nationwide”) entered into a definitive agreement for Nationwide to acquire all of the outstanding publicly held Class A common stock of NFS for $52.25 per share in cash. This transaction will have a direct impact on your NFS stock options and deferred stock units (“DSUs”), and we are writing to provide you with information about how your stock options and DSUs will be treated.

Under the terms of the agreement, all options were valued at a price of $52.25 per share and all outstanding options will be 100% vested as of the closing date of the transaction, which we expect to occur by the end of 2008 or early in 2009. Upon closing, you will receive the difference between $52.25 and the strike price of each of your options in cash, less applicable withholding taxes. The agreement also provides that upon closing, an amount in cash equal to $52.25 multiplied by the number of your outstanding DSUs will be credited to an account established for you under the Nationwide Board of Directors Deferred Compensation Plan. This amount will be automatically invested in the Guaranteed Fund until you direct it to be invested in another option available under the Plan.

You can expect to receive additional updates about the timing and mechanics of the process prior to the closing. In the meantime, if you have any questions, please direct them to me at 614-249-4248 or Elizabeth Owens, Corporate Compensation, at 614-249-3544. For questions regarding how this transaction will impact you from a tax perspective, we encourage you to contact your personal tax advisor.

Sincerely,

Robert Puccio

SVP, Associate Services

ADDITIONAL INFORMATION

In connection with the proposed transaction, NFS will file a proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett - Vice President, Investor Relations, Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.

August     , 2008

Dear NFS Option Holder:

On August 6, 2008, we announced that Nationwide Financial Services, Inc. (“NFS”) and Nationwide Mutual Insurance Company (“Nationwide”) entered into a definitive agreement for Nationwide to acquire all of the outstanding publicly held Class A common stock of NFS for $52.25 per share in cash. This transaction will have a direct impact on your NFS stock options, and we are writing to provide you with information about how your stock options will be treated.

Under the terms of the agreement, all options were valued at the price of $52.25 per share and all outstanding options will be 100% vested as of the closing date of the transaction, which we expect to occur by the end of 2008 or early in 2009. Upon closing, holders of options with a strike price below $52.25 will receive the difference between $52.25 and the strike price in cash, less applicable withholding taxes. Options with a strike price above $52.25 will have no cash value.

For example, options granted under the February 2006 option grant with a strike price of $42.65 and a three year vesting period would all vest on the closing date, and the option holder would receive $9.60 per share shortly after the closing date, less applicable withholding taxes.

While certain options received in 2007 will have no cash value, the $52.25 price represents a 38% all-cash premium over our share price of $37.93 on the last trading day prior to our public announcement that Nationwide had made a proposal to acquire NFS. Given the extremely volatile equity markets – particularly for financial services stocks – we believe this premium offers an attractive value proposition for all holders with “in the money” options.

Please note that until the closing of the transaction, the vesting dates, expiration dates and other terms of your options remain as stated in your award agreement. If your options expire prior to the expected closing date (and you do not exercise those options), you will not receive the option value described above. You may exercise those options prior to the expiration date if you choose, and the value of your option will be determined based on the closing price of NFS common stock on the exercise date. Options that are exercised for shares of NFS common stock will be exchanged on the closing date for $52.25 per share, if you continue to hold those shares through the closing date.

You can expect to receive additional updates about the timing and mechanics of the process prior to the closing. In the meantime, if you have any stock option-related questions, please direct them to Elizabeth Owens, Corporate Compensation, at 614-249-3544. For questions regarding how this transaction will impact you from a tax perspective, we encourage you to contact your personal tax advisor.

Sincerely,

Robert Puccio

SVP, Associate Services

ADDITIONAL INFORMATION

In connection with the proposed transaction, NFS will file a proxy statement with the SEC. Before making any voting or investment decision, investors and security holders of NFS are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction. A definitive proxy statement will be sent to the stockholders of NFS in connection with the transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by NFS at the SEC’s website at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from NFS by directing such request to Mark Barnett - Vice President, Investor Relations, Nationwide Financial Services, Inc., One Nationwide Plaza, Columbus, Ohio, 43215.

PARTICIPANTS IN THE SOLICITATION

NFS, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from NFS’ stockholders in connection with the transaction. Information about the interests of participants in the solicitation will be set forth in the proxy statement relating to the Merger when it becomes available.

Nationwide Financial Services, Inc.

August 7, 2008 at 8:30 AM EDT

Second Quarter 2007 Earnings Results Conference Call

Operator

Good morning and welcome to the Nationwide Financial Services’ second-quarter earnings conference call. My name is Andrew and I will be your conference facilitator. All lines have been placed on mute to prevent background noise. A question-and-answer session will follow the speakers’ remarks. (OPERATOR INSTRUCTIONS). This conference is being recorded. At this time, I would like to introduce your host, Mr. Mark Barnett, Vice President, Investor Relations. Mr. Barnett?

Mark Barnett - Nationwide Financial Services, Inc. - VP, IR

Thank you, Andrew. Good morning and thank you for joining us this morning. Joining me on the call today is Mark Thresher, our President and Chief Operating Officer, who will provide his perspective on the transaction that we announced yesterday, as well as our performance during the second quarter. Following his remarks, Tim Frommeyer, our Chief Financial Officer, will review the financial highlights and discuss our 2008 outlook. Then we will open the call for questions.

But first, I would like to remind everyone that we are committed to transparency, including an open and candid dialogue about our current operations and future prospects. Comments made during this conference call may incorporate certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

This may include statements concerning such topics as sales and earnings growth goals, operational plans and other opportunities we foresee. Underpinning these forward-looking statements are certain risks and uncertainties. We refer our listeners to the Safe Harbor disclosures contained in the second-quarter earnings release and our latest SEC filings to appreciate those factors that may cause actual results to differ from those contemplated in such forward-looking statements.

In addition, comments during this call will include certain non-GAAP financial measures governed by SEC Regulation G. For a reconciliation of these measures, please refer to exhibit three of our second-quarter earnings press release. And with that, I will turn the call over to Mark Thresher.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Thanks, Mark. Good morning and thanks for joining us a little earlier today than normal. I’ll get to our second-quarter results in a few minutes, but first, I want to touch on our other news from yesterday.

As you know, last night, we announced that Nationwide Mutual Insurance Company and Nationwide Financial Services have entered into a definitive agreement approved by both companies’ Boards of Directors. The Nationwide Financial management team and I support this transaction. The strategic rationale is compelling. The terms of the transaction for the public shares are fair and the simplified governance and operating structure will better enable NF to be successful over the longer term.

Under the terms of the agreement, Nationwide Mutual will acquire all of the outstanding publicly held Class A shares of common stock of NFS for $52.25 per share. This represents a 38% premium over our unaffected share price on March 7, the last trading day prior to disclosure of the original proposal from Nationwide Mutual. The transaction, which is subject to customary closing conditions, as well as shareholder and regulatory approvals, is expected to close late in the fourth quarter or early 2009.

Before I go any further, I want to acknowledge the hard work of the special committee and the Nationwide Financial Board of Directors. The special committee undertook a deliberate and rigorous process to evaluate the proposed merger. As a result of that rigor, despite a very turbulent equity market, the special committee negotiated a significant premium to the original proposed price of $47.20.

It should be noted that NF management, appropriately so, was not actively involved in the special committee’s deliberations or negotiations. Accordingly, I am not privy to what took place and I am not in a position to answer questions today regarding the factors that the committee relied upon in their deliberation regarding value.

However what I can say is that I have the utmost confidence in special committee members and I believe the process was fair and independent. I believe that the special committee in consultation with their independent financial and legal advisers came to a reasonable conclusion that will be fully supported by the fairness opinion.

Beyond that, there is not much more that I could add on valuation. The specific details about the process and the fairness opinion provided by Lazard will be made available in the proxy statement when it is filed.

Looking forward, I believe that simplifying our ownership structure is good for our customers, business partners and associates. While our current structure has served us well over the past decade, our ability to grow and meet the needs of our customers over the next decade and beyond will benefit from a simpler and more customer-centric business model.

As you are aware, we are in a highly competitive industry and winning over the longer term requires successful differentiation in the marketplace, as well as scale. As we view the landscape, there are many factors that are changing how financial services products are distributed. In particular, client firms are becoming more selective and seeking manufacturing partners that can help them achieve broader firm objectives rather than more product-centric goals.

As I have stated on previous calls, it is important that we take a more unified approach to how we think about and manage our mix to better position NF to accelerate top-line growth and realize cross-business synergies.

As we began 2008, I told you that one of my primary areas of focus was better alignment of our business model and organization to more effectively identify and serve customer needs. And to that end, we have been working diligently to shift away from a siloed, product-centric organization to one that truly understands consumers, client firms and investment professionals.

While Nationwide Financial did not solicit the proposal from Nationwide Mutual, combining our two organizations is entirely consistent with and complementary to our existing strategy. Simplifying our structure will help NF better leverage our ability to bring a combination of investment, protection and retirement plan solutions and services to our clients through a more unified approach. One Nationwide - One strategy - and a more effective organization will allow us to be more closely focused on our combined customer needs and deliver even more compelling financial solutions.

Following the closing of this transaction, I believe that Nationwide will be a stronger company, better able to develop and deliver even more compelling solutions for our customers, all supported by common executional goals, priorities and performance metrics across the entire enterprise. At the end of the day, this combination will allow us to more effectively function as a strategic partner with client firms by providing what they really need — an easier way to meet the complete needs of the end customer.

On a more personal note, my management team and I will continue to lead our financial services businesses. I believe that we have one of the strongest management teams in the industry. Through their leadership and the hard work of NF associates, significant progress has been made over the last several years to improve NF’s performance and outlook, an aspect recognized by The Mutual in its decision to pursue 100% ownership of NFS. For all the reasons that I have outlined this morning, this transaction represents a unique and compelling opportunity and I’m excited to be part of it.

Let me now turn to our second-quarter financial results. Despite a difficult operating environment, our core business performance remained fundamentally sound through the first half of the year. While market turbulence and a weak economy are pressuring sales and revenue growth in some of our businesses, we have generally maintained operating margins and delivered reasonably solid core operating earnings through our focus on quality execution and disciplined expense management.

Additionally and very importantly, our balance sheet remains strong as our risk management capabilities are proving effective and our diversified investment portfolio is performing as expected given the market environment.

So turning to the numbers, the second-quarter net operating earnings would $0.92 per diluted share compared to $1.39 per diluted share in the second quarter of last year. As both periods contain significant unusual items, comparisons are somewhat difficult. Excluding the significant items from both periods, net operating earnings for the quarter were $1.11 per diluted share compared to $1.13 per diluted share in the prior year. Our reported return on equity for the quarter was 9.4%. After adjusting for any unusual items, we consider 11.2% to be the more normalized return on equity for the quarter.

I am very pleased with the dramatic improvement we are seeing in our life business, validating the actions we have taken to strengthen this business and enhance its competitive position. Second-quarter sales of traditional and fixed life products increased 70% over last year due to the introduction of innovative product solutions, extended distribution reach, improved sales processes and enhancements at the Nationwide Financial network that all have been initiated over the last 12 months.

Notably, recent market data indicates that Nationwide Financial’s overall life insurance market share ratings improved significantly over the last 12 months. NF jumped 10 spots in the overall life insurance market share rankings and universal life share rankings.

In our variable annuity business, second-quarter VA sales were down 8% sequentially and 20% versus last year. There is little question that market volatility and a softening economy continued to weigh on both investment professionals and consumers, resulting in an increased sense of financial insecurity and indecision with respect to managing financial matters. Many are sitting on the sidelines. As a consequence, demand for equity-based products, such as variable annuities, appears to be weakening across the industry.

In Retirement Plans, public sector sales were up 3% versus the prior year quarter driven primarily by increased contributions from several large plans. Private sector sales were down slightly over the second quarter of last year. The weakness in private sector sales was primarily caused by the continued volatility in the capital markets and a weakening economy, which has reduced the number of small plan 401(k) plans in transition as plan sponsors have been reluctant to make changes in this environment. We also saw lower contributions and fewer deferral increases by participants in light of the slowing economy.

Despite a tough sales environment, we are avoiding the temptation to take actions that might appear to drive an improvement in short-term results at the expense of longer-term objectives. We are not interested in what we view as overly aggressive or irrational tactics designed to achieve short-term sales objectives. While I would not go so far as to say that we are currently seeing irrational competitive behavior, we are seeing increasing evidence of pricing pressure and aggressive feature wars in some product categories. While aggressive competition is healthy, we believe it is important that we maintain an appropriate balance between the underlying value of what our products provide to the customer and adequate returns for NF.

That said, we are not sitting on the sidelines either. We are actively looking at ways to enhance our existing product portfolio. In the coming months, we will be launching an array of new or enhanced products designed to bring additional value to consumers while further strengthening our competitive position.

In conclusion, despite a very challenging environment, our core business performance remained fundamentally sound through the first half of the year. As we move forward, I believe that simplifying our ownership structure by combining with Nationwide Mutual is a great opportunity that will benefit our customers, our business partners and our associates and is being done on terms that are fair to our public shareholders. With that, I will turn the call over to Tim.

Timothy Frommeyer - Nationwide Financial Services, Inc. - SVP & CFO

Thanks, Mark and good morning. I will begin my discussion with a few comments on the components of net income before getting into some detail on the quarter’s operating performance.

During the quarter, we had $42 million of net realized losses. Impairments were $62 million, a level similar to the first quarter, half of which were related to securities backed by subprime or Alt-A collateral and another 25% driven by other structured investments.

Looking at the asset classes that have driven the maturity of our impairments, we have invested primarily in assets with high credit quality and good subordination. We remain comfortable with this exposure, which only represents 15% of our total general account portfolio.

The other significant impact to net income was driven by the accounting for living benefit liabilities and associated hedges. This quarter, there was a $21 million net gain driven primarily by a reduction in the liabilities versus last quarter.

As Mark noted, operating earnings this quarter were negatively impacted by several significant unusual items. In total, the unusual items negatively impacted results by about $0.19 per share and were driven by DAC unlocking, tax true-ups and other items within the corporate and other segments. DAC unlocking this quarter negatively impacted consolidated results by $0.03.

By segment, there was a $0.06 negative impact in Individual Investments, a $0.01 negative impact in Retirement Plans, partially offset by a $0.04 favorable impact in Individual Protection. Tax-related items also negatively impacted earnings by another $0.11, primarily related to a true-up of estimated deductions to actual as we finalized our 2007 return.

Finally, in our corporate segment, earnings were negatively impacted by $0.05, including a $0.03 negative impact as an operating gain on structured products was more than offset by operating losses on our trading portfolio and $0.02 of above-normal expenses related to the write-down of a corporate facility that is in the process of being sold. Excluding these items, the more normalized net operating earnings for the quarter were around $1.11 per share.

Turning to the core drivers, beginning with revenues, equity markets began and ended the quarter below the first quarter’s daily average, but the second quarter’s daily average was modestly ahead of the first, benefiting the quarter on a sequential basis. On the year-over-year comparison, the daily market average was down roughly 8%, resulting in a corresponding decline in asset fees. Volatility of returns on alternative investments reported in the corporate and other segment impacted both prior year and sequential comparisons for net interest spreads.

Additionally, at the consolidated level, prepayment premiums were $9 million below prior year and $5 million below last quarter. Excluding these volatile items, overall net spread margins have remained stable with core spread income flat versus last quarter and down versus prior year driven by the decline in fixed annuity account values. Finally, continued strong sales of fixed life insurance products contributed to the revenue growth in Individual Protection this quarter.

With respect to expenses, we are continuing to exercise discipline, which helped us to maintain our operating margins despite pressure on equity market and spread-related revenues. Net of unusual items discussed in the current and prior periods, operating expenses were lower compared to both comparison periods.

Finally, our guidance has been updated to reflect the challenging operating environment. The changes are primarily related to lower sales expectations in those businesses most impacted by the current economic environment. Our core segment operating margin guidance is unchanged. The details are provided in our press release. That completes my prepared remarks. Operator, please open the call for Q&A.

Operator

Colin Devine, Citigroup.

Colin Devine - Citigroup - Analyst

Good morning, Mark.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Good morning, Colin.

Colin Devine - Citigroup - Analyst

A couple questions [to discuss]. First, can you confirm there was an outside actuarial appraisal done on NFS and what that might have revealed as a potential valuation figure? Second, I was curious if there were any outside offers for the Company.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Okay. There was an actuarial appraisal done and what I have been told, since, as I said, I was not part of the negotiations, that to the extent that was used by Lazard and the special committee in their deliberations, that information will be disclosed in the proxy.

As far as any third-party solicitations for us, the answer is no. Nationwide Mutual made it pretty clear that they weren’t interested in it in their first offer and we have been told that they were not contacted by anybody during the period.

Colin Devine - Citigroup - Analyst

Okay. And then my follow-up, unless I am mistaken, the CEO of Nationwide Mutual is also the CEO (of NF), Jerry Jurgensen. I wonder if Jerry is available this morning to talk about that since I presume, given the dual hats he wears, that he would be aware of what the actual appraisal figure revealed?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Actually, Jerry sat on the other side of the transaction in a similar position that I did, Colin. He actually did not have direct involvement in the negotiations. I am not sure — so I don’t believe he is aware of the details of that either because he really wasn’t involved in negotiations on either side.

Colin Devine - Citigroup - Analyst

Now that it is done, I am curious why he is not. Is he available this morning and if not, where is he?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

I am not sure.

Colin Devine - Citigroup - Analyst

So the bottom line is he is not available for his own conference call?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Well, Colin, on these conference calls, as you know, historically I have handled the calls. Since he was not involved specifically in the negotiations, the conclusion was he wouldn’t add to the discussion.

Colin Devine - Citigroup - Analyst

Okay. And then maybe the final piece, in terms of what management’s getting comped out of this, that would cover yourself and Jerry and such, how is this going to be handled? It was a little convoluted for me to try and understand it from the annual proxy statement?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Colin, I missed that. How are we going to get paid, is that the question?

Colin Devine - Citigroup - Analyst

Yes. In terms of what vests and all that sort of —.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

I mean obviously any stock we have, which you would understand from the proxy, we are going to get paid the same, $52.25 that everybody else is. Okay? And as far as options, Jerry and I will be treated the same way as all other option holders, which all options will vest at the closing and any options that have a strike price lower than $52.25, we will get paid the difference and any options that have a strike price higher than that will just be canceled.

Colin Devine - Citigroup - Analyst

Okay. And I assume this is probably our last conference call, Mark, so on a personal note, it has been quite a time, but thanks very much.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Well, thank you, Colin.

Operator

Darin Arita, Deutsche Bank.

Darin Arita - Deutsche Bank - Analyst

Hi, good morning. Congratulations on getting the deal done and also getting a higher price there. The question on — in terms of Nationwide Financial post this deal, how does this change what you are doing strategically? Will you be able to do certain things you couldn’t before? Can you talk a little bit about that?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Yes, obviously, a lot of work to go here, but I mean we have been working the past year on really a strategy around consumers, back through channels, back to products and thinking much more outside in. The rest of the enterprise is doing the same thing. So we have been targeting common consumers. So I think we will be able to reach different consumers more effectively with all of our products this way. That is one of the primary things that we expect to be able to do.

The core businesses of Nationwide Financial, our annuity business, our life insurance business, our Retirement Plans business, the bank, mutual funds are all very important to the future strategies of Nationwide. It is really — we believe we can bring them more effectively to common consumers with a more simplified ownership structure.

Darin Arita - Deutsche Bank - Analyst

Do you think your ability to do larger M&A deals has increased?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Not necessarily because I mean, in this situation, now, we would do all M&A deals I guess with cash, so it doesn’t really change that.

Darin Arita - Deutsche Bank - Analyst

Okay. I was just thinking you would be part of a larger capitalized company.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

I mean we now have the combined capital, obviously, the entire enterprise, both our excess capital, as well as their capital position. We will have to evaluate that post the transaction.

Timothy Frommeyer - Nationwide Financial Services, Inc. - SVP & CFO

And Darin, this is Tim. I would just add that we will get some benefits from diversification of risk at the top of the house, which we don’t get right now.

Darin Arita - Deutsche Bank - Analyst

Okay, great. Thanks very much.

Operator

Kerry Pechter, SourceMedia.

Kerry Pechter - SourceMedia - Analyst

Hello, I am representing Retirement Income Reporter Magazine and I have a two-part question. The first is how do you think the remutualization will affect your variable annuity business and your retirement business?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Well, again, we are technically not remutualizing. Just to clarify that. We are being acquired by a mutual company who owns 65% of us today. So I think in both of those businesses, they will continue to be strong for us. I don’t think the transaction in any way takes away from our ability to execute. If anything, it enhances our ability to execute across those businesses. So I would see this as a positive. As I said, it gives us the ability to focus on common consumers, common business partners across the enterprise for both of those things.

Kerry Pechter - SourceMedia - Analyst

Okay. And the second part, you mentioned earlier that the simplified owner structure will allow you to be more customer-centric. Do you believe that, in your experience or generally, that a nonpublic company, insurance company and financial services company can be more responsive to its customers than a publicly held company?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

I wouldn’t say that. What I meant was, since we have customers across the enterprise, whether you look at our auto insurance customers, our homeowners customers, our life insurance customers, because of the ownership structure, we have tended to look at, serve, build products for those customers in our individual legal entity silos. And I think that by eliminating those and actually looking at customers on a more common way, we can bring all of those products together. So it is not so much public versus private as much as one company versus two separate companies.

Kerry Pechter - SourceMedia - Analyst

Okay, thank you.

Operator

Jeff Schuman, KBW.

Jeff Schuman - KBW - Analyst

Hi, Mark. It doesn’t sound like there are a lot of contingencies here, but can you just walk us through kind of what are the basic steps that have to happen to get this to closed and when you might anticipate the proxy being filed please?

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Yes, I mean we will start working on the proxy and get it filed as soon as possible and really probably the biggest variable that we have is the SEC and what their review or lack of review of that proxy statement and what comments they may have. We have to get certain other insurance department and regulatory approvals, but I think those are not significant. They are small, so it is really — the timing question is mainly around the SEC review of the proxy.

Jeff Schuman - KBW - Analyst

Okay, great. Thank you.

Operator

Suneet Kamath, Sanford Bernstein.

Suneet Kamath - Sanford Bernstein - Analyst

Good morning. Just two questions. First, I think we have all sort of observed some of the changes to GAAP accounting has really created some volatility in some of the products that life insurance companies are offering, as well as some of the volatility related to mark-to-market on the investment portfolio. Given that you are probably not going to be confined by the constructs of GAAP accounting going forward, at least that is my assumption, maybe just a follow-up to Darin’s question, are there areas of either the variable annuity business or even your investment portfolio where you think you might be able to be a little bit more aggressive given you are no longer sort of subject to the volatility of GAAP?

And then second question I guess for Mark. I think in your prepared remarks, you talked about some competition in the variable annuity business and perhaps some feature wars and I think you had said you are not quite seeing irrational pricing, but had some comments around pricing. Can you just provide a little bit more detail there? Thanks.

Mark Thresher - Nationwide Financial Services, Inc. - President & COO

Well, first, to your first question, we will still be an SEC filing entity and we do have to file GAAP. I mean as a sponsor of the various registered products, as well as public debt, our medium-term note program and so on, so we will still have GAAP accounting to follow and will be filing with the SEC.

So having said that, I think we will continue to take a look at both our investment portfolio and make sure that we continue, as we always have, to manage both the investment portfolio, as well as our products on an economic basis and not necessarily worry about accounting volatility if we are comfortable with what is going on in an economic basis.

I think my comments, generally, was really all products rather than focused just on VAs. I think we’re continuing to see some price pressures in the 401(k) space. I think there are companies coming kind of in and out of the market in fixed universal life products that tend to be a little bit more aggressive. I think we see that there is some additional competition now in what we are calling portfolio income insurance, providing some of the guarantees around managed accounts and that seems to be pretty competitive to start with. So it is just a general comment across the board. It is not one specific product, but I think, in many cases, people are getting a little more competitive in a tough market.

Suneet Kamath - Sanford Bernstein - Analyst

Okay, thanks and best of luck.

Operator

There are no other questions at this time. I would like to turn the conference over to Mr. Mark Barnett for any closing comments.

Mark Barnett - Nationwide Financial Services, Inc. - VP, IR

All right, thank you, Andrew. Again, we would like to thank everyone for taking the time to join us and as always, if you have any additional questions, feel free to call myself or anyone on the Investor Relations team. Thank you and have a great day.

Operator

This concludes the Nationwide Financial Services’ second-quarter earnings conference call. You may now disconnect your lines.